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Exhibit 10.1

THIRD AMENDMENT TO
LOAN AND SECURITY AGREEMENT

        THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of May 31, 2003, by and among Alpine Holdco Inc., a Delaware corporation ("Parent"), DNE Technologies, Inc., a Delaware corporation ("Technologies"), DNE Manufacturing and Service Company, a Delaware corporation ("Manufacturing"), Essex Electric Inc., a Delaware corporation ("Electric"; Parent, Technologies, Manufacturing and Electric are collectively, the "Borrowers" and each, a "Borrower"), DNE Systems, Inc., a Delaware corporation ("Systems" or "Credit Party"), Foothill Capital Corporation, as agent ("Agent") for the Lenders (defined below) and as a Lender, Congress Financial Corporation (Southern), as documentation agent for the Lenders ("Documentation Agent") and as a Lender, and the undersigned Lenders.

        WHEREAS, Borrowers, Credit Party, Agent, Documentation Agent and certain other financial institutions from time to time party thereto (the "Lenders") are parties to that certain Loan and Security Agreement dated as of December 11, 2002 (as amended from time to time, the "Loan Agreement"); and

        WHEREAS, Borrowers, Agent and Lenders have agreed to amend the Loan Agreement in certain respects, subject to the terms and conditions contained herein.

        NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

          1.     Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

          2.     Amendment to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 4 hereof, the Loan Agreement is amended in the following respects:

            (a)   The defined term "Updated Management Projections" is added to Section 1.1 of the Loan Agreement in its appropriate alphabetical order, as follows:

              " 'Updated Management Projections' means the management projections submitted to the Agent on March 31, 2003 (a copy of which projections are attached as Annex I to that certain Second Amendment to Loan and Security Agreement dated as of May 14, 2003)."

            (b)   The defined term "Adjusted Accounts Payable" set forth in Section 1.1 of the Loan Agreement is deleted in its entirety.

            (c)   The defined term "Adjusted Costs of Goods Sold" set forth in Section 1.1 of the Loan Agreement is deleted in its entirety.

            (d)   The defined term "Capex Availability" set forth in Section 1.1 of the Loan Agreement is amended by deleting the reference to the amount of "$10,000,000" set forth therein and inserting a reference to an amount of "$5,000,000" in substitution therefor.

            (e)   The defined term "Collateral Reserve" set forth in Section 1.1 of the Loan Agreement is amended and restated in its entirety, as follows:

              " 'Collateral Reserve' means an amount equal to $11,500,000; provided, that upon a sale and leaseback transaction with respect to the Real Property owned by Electric and located at 1075 North Patt Street in Anaheim, California that is consummated in compliance with each of the requirements set forth in clause (m) of the definition of Permitted Disposition, such amount shall be reduced to $10,000,000."

            (f)    The defined term "EBITDA" set forth in Section 1.1 of the Loan Agreement is amended and restated in its entirety, as follows:

            (g)   " 'EBITDA' means, with respect to any fiscal period, Parent's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains, plus, to the extent deducted in determining net earnings (or loss) for such period, (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) management fees under the Management Agreements accrued but not paid due to the operation of the terms of this Agreement, (v) one-time, nonrecurring expenses identified in the Updated Management Projections, other nonrecurring operating expenses identified in the Updated Management Projections and losses in connection with the discontinuance of certain product lines marked for discontinuance in the Closing Date Business Plan, in each case to the extent incurred after the Closing Date and prior to December 31, 2003 (in an aggregate amount for all periods not to exceed $20,000,000) and (vi) uncapitalized transaction expenses incurred in connection with the closing of the Acquisition and the transactions contemplated hereby and paid within one year following the Closing Date (in an aggregate amount for all periods not to exceed $4,000,000), as determined in accordance with GAAP.

            (h)   The defined term "Eligible Capex Equipment" set forth in Section 1.1 of the Loan Agreement is amended and restated in its entirety, as follows:

              " 'Eligible Capex Equipment' means Equipment (i) that is purchased and fully paid for by Electric after May 31, 2003, but prior to December 31, 2004 for use solely at the facility owned by Electric and located at 4251 Helton Drive, Florence-Lauderdale Industrial Park in Florence, Alabama, (ii) that is new and unused as of such date of purchase, (iii) that has not become affixed to the real property at such facility in Florence, Alabama (unless the same is and remains subject to a Mortgage) in a manner that would cause such Equipment to be considered a fixture and (iv) with respect to which Agent (for the benefit of the Lender Group) has a first-priority perfected Lien and which is not subject to any other Lien."

            (i)    The defined term "Fixed Asset Availability" set forth in Section 1.1 of the Loan Agreement is amended by adding the following proviso at the end thereof, as follows:

              "; provided, that upon a sale and leaseback transaction with respect to the Real Property owned by Electric and located at 1075 North Patt Street in Anaheim, California that is consummated in compliance with each of the requirements set forth in clause (m) of the definition of Permitted Disposition, (a) in lieu of the reduction provided for in the foregoing clause (iii) with respect thereto, the Fixed Asset Availability shall be reduced by an amount equal to (1) $4,500,000, if the proceeds of such transaction are equal to or greater than $4,500,000 but less than or equal to $6,000,000 or (2) $4,500,000 plus $50,000 for each increment of $100,000 above $6,000,000, if the proceeds of such transaction are greater than $6,000,000, and (b) so long as such transaction is consummated on or prior to December 31, 2003, the automatic monthly reductions provided for in the foregoing clause (i) shall thereafter be made in amounts of $100,000 each."

            (j)    The defined term "Permitted Dispositions" set forth in Section 1.1 of the Loan Agreement is amended by deleting the word "and" at the end of clause (k) thereof and inserting a comma in substitution therefor, by deleting the period at the end of clause (l) thereof and inserting the word "and" in substitution therefor, and by adding a new clause (m) at the end thereof, as follows:

              "(m) a sale and leaseback transaction with respect to the Real Property owned by Electric and located at 1075 North Patt Street in Anaheim, California, so long as (i) no

      Default or Event of Default then exists, (ii) the proceeds received by Electric pursuant to such transaction are all cash and are not less than $4,500,000, (iii) all of the proceeds received by Electric pursuant to such transaction are applied to repay the Obligations in the manner set forth in Section 2.4(b) hereof, (iv) the documentation entered into in connection with such transaction is reasonably acceptable to Agent in form and substance and (v) the buyer in such transaction has executed and delivered to Agent a Collateral Access Agreement in respect of such Real Property in Anaheim, California."

            (k)   Clause (i) of Section 2.1(a)(w) of the Loan Agreement is amended by deleting the reference to the amount of "$45,000,000" set forth therein and inserting a reference to an amount of "$37,500,000" in substitution therefor.

            (l)    Clause (ii) of Section 2.1(a)(w) of the Loan Agreement is amended by deleting in its entirety the sub-clause (C) currently set forth therein, by modifying the reference to the sub-clause (D) currently set forth therein to be a reference to sub-clause (C) and by modifying the reference to the sub-clause (E) currently set forth therein to be a reference to sub-clause (D).

            (m)  Clause (iii) of Section 2.1(a)(w) of the Loan Agreement is amended and restated in its entirety, as follows:

              "(iii) through December 31, 2003, 85% of the amount of credit availability created by clause (v) above, and after December 31, 2003, 70% of the amount of credit availability created by clause (v) above, plus"

            (n)   The proviso set forth at the end of Section 2.1(a) of the Loan Agreement is amended and restated in its entirety, as follows:

      "provided, that (A) Revolver Usage based upon availability described in clause (v) above and predicated on Eligible Accounts of Technologies and Manufacturing shall not exceed $5,000,000 in the aggregate at any time, (B) Revolver Usage based upon availability described in clause (w) above and predicated on Eligible Inventory of Technologies and Manufacturing shall not exceed (I) zero, until Agent has received appraisals with respect to the Inventory of Technologies and Manufacturing that are in form and substance reasonably acceptable to Agent and that contain methodologies, assumptions and other terms reasonably acceptable to Agent or (II) $5,000,000, after Agent has received the appraisals described in the foregoing clause (I), (C) Revolver Usage based upon availability described in clause (w) above and predicated on work-in-process shall not exceed $5,000,000 at any time, and (D) Revolver Usage based upon availability described in clause (w) above and predicated on copper rods shall not exceed $5,000,000 at any time."

            (o)   The reference to Schedule E-2 in the list of Exhibits and Schedules to the Loan Agreement is deleted in its entirety.

          3.     Ratification. This Amendment, subject to satisfaction of the conditions provided below, shall constitute an amendment to the Loan Agreement and all of the Loan Documents as appropriate to express the agreements contained herein. In all other respects, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms.

          4.     Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

            (a)   Each party hereto shall have executed and delivered this Amendment to Agent;

            (b)   Companies shall have delivered to Agent such documents, agreements and instruments as may be requested or required by Agent in connection with this Amendment, each in form and content acceptable to Agent;

            (c)   No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment; and

            (d)   All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel.

          5.     Miscellaneous.

          (a)   Warranties and Absence of Defaults. In order to induce Agent to enter into this Amendment, each Company hereby warrants to Agent, as of the date hereof, that the representations and warranties of Companies contained in the Loan Agreement are true and correct as of the date hereof as if made on the date hereof (other than those which, by their terms, specifically are made as of certain dates prior to the date hereof).

          (b)   Expenses. Companies, jointly and severally, agree to pay on demand all costs and expenses of Agent (including the reasonable fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Companies agree, jointly and severally, to pay, and save Agent harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment or the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Loan Agreement as amended hereby.

          (c)   Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Georgia.

          (d)   Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

          6.     Release.

          (a)   In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

          (b)   Each Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

          (c)   Each Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:
DNE TECHNOLOGIES, INC. a Delaware corporation
By	/s/ STEWART H. WAHRSAGER
Title	Assistant Secretary
DNE MANUFACTURING AND SERVICE COMPANY a Delaware corporation
By	/s/ STEWART H. WAHRSAGER
Title	Assistant Secretary
ESSEX ELECTRIC INC., a Delaware corporation
By	/s/ DAVID A. OWEN
Title	Senior V.P. Finance
ALPINE HOLDCO INC., a Delaware corporation
By	/s/ DAVID A. OWEN
Title	V.P. Finance

CREDIT PARTY:
DNE SYSTEMS, INC., a Delaware corporation
By	/s/ STEWART H. WAHRSAGER
Title	Assistant Secretary
AGENT:
FOOTHILL CAPITAL CORPORATION, a California corporation
By	/s/ KEVIN BELANGER
Title:	Vice President
DOCUMENTATION AGENT:
CONGRESS FINANCIAL CORPORATION (SOUTHERN), a Georgia corporation
By	/s/ FRED ERNST
Title	Vice President

LENDERS:
FOOTHILL CAPITAL CORPORATION
By	/s/ KEVIN BELANGER
Title:	Vice President
STANDARD FEDERAL BANK NATIONAL ASSOCIATION
By:	LaSalle Business Credit, Inc., its Agent
By	/s/ ROGER ATTIX
Title:	Vice President
CONGRESS FINANCIAL CORPORATION (SOUTHERN)
By	/s/ FRED ERNST
Title	Vice President
THE CIT GROUP / BUSINESS CREDIT, INC.
By	/s/ ELLIOTT HARRIS
Title:	Vice President
ORIX FINANCIAL SERVICES, INC.
By	/s/ ANDREW KOSOWSKY
Title:	Vice President

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THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT